Exhibit 10.1

[Translation of Chinese original]

Asset Transfer Agreement

This Agreement is entered into by the following parties on June 7, 2004 in Beijing, the People’s Republic of China (“PRC” or “China”):

Party A:	Novel-Tongfang Information Engineering Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws,, whose registered address is Jingmeng Hi-Tech Building B, 4/F, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Party B:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, whose registered address is Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Whereas:

(1)	Party A, based on broadcast and television industry, is mainly engaged in digital audio/video and data services, and legally holds the businesses and property rights of certain assets of its Digital TV Department, Information Management Department and Interactive Business Department;

(2)	Party B is a limited liability company jointly invested and established by Party A and Ms. Li Yang, and Party A owns 75% of Party B’s equity interest;

(3)	Party B shall engage itself in business development of digital TV, and desires to accept certain Relevant Assets (as defined herein) from Party A, and Party A desires to transfer certain Relevant Assets to Party B;

(4)	Beijing Super TV Co., Ltd. (“WFOE”) is a wholly foreign owned enterprise in China established by China Digital TV Technology Co., Ltd.

NOW THEREFORE, through friendly consultations, Parties hereto have reached to agreements as follows in respect of the asset transfer:

1.	Definitions

Unless set forth otherwise herein, certain words and expressions used herein are defined as follows:

1.1	Relevant Assets means Relevant Businesses and Relevant Properties and all the rights and interests related to such Relevant Businesses and Relevant Properties.

1.2	Relevant Businesses means the digital TV businesses being operated by Party A and which Party A agrees to transfer to Party B, including but not limited to:

(1)	The general integration of the platform for local TV stations’ digital TV systems (including designing complete system integration, providing its own software applications such as conditional access system (CAS), subscriber management system (SMS), electronic program guide (EPG), interactive value-added service systems and so on, making acquisitions, as requested by customers, of hardware equipment for digital TV system platforms, integrating entire systems, as well as training technical staff for customers and providing other post-sale services; and

(2)	Providing IC cards to TV stations that use Party A’s CAS.

1.3	Relevant Properties means certain assets and liabilities (including tangible assets, intellectual properties and current liabilities) relating to the Relevant Businesses being operated by Party A. The value of such Relevant Properties shall be primarily determined on the basis of the asset values listed in the unaudited Balance Sheet as of December 31, 2003 of Party A’s Digital TV Department, Information Management Department and Interactive Business Department (Annex 1). The scope of such Relevant Properties shall be determined on the basis the assets listed in the Appraisal Report issued by an independent appraiser employed by Party A and such appraisal report shall be confirmed by Party B (the “Appraisal Report”) (Annex 2).

(Corresponding to the Balance Sheet as set forth in Annex 1 hereto, Annex 3 hereto is a detailed ledger of the fixed assets and Annex 4 hereto a detailed ledger of the intangible assets. A definitive list of the fixed and intangible assets to be transferred shall be determined by the detailed ledgers of the fixed and intangible assets as of May 31, 2004, as listed in Annex 7 and Annex 8 hereto.)

1.4	Technical Materials means all the materials for any science, technology and products related to the Relevant Businesses, including any technical data, drawings, manuals, handbooks, designs, calculations, operation and maintenance guidelines, products inspection standards, and any other materials necessary for normal operations of the Relevant Businesses.

1.5	Commercial Information means all the market information (whether material or immaterial) related to the Relevant Businesses to be transferred by Party A to Party B by the Closing Day, including but not limited to all information and documentations recorded in written forms, computer software or hardware, or any other forms, such as customers lists, price information, marketing channels for products, business records, financial and accounting records, operating records, statistical data, instructions, manuals, maintenance handbooks and training handbooks.

1.6	Relevant Employees means all the staff related to the Relevant Businesses. Party A’s Relevant Employees as of May 31, 2004 are listed in Annex 5 hereto. Both Parties acknowledge and agree that the Relevant Employees shall be finally determined by a definitive list provided by Party A by the Closing Day, (such list shall reflect any actual changes that occurred during the period from May 31, 2004 to the Closing Day).

1.7	Business Day means any weekday except any national holiday in China.

1.8	Effective Day means the date when this Agreement comes to effect, which is the date as set forth in Article 12.1 hereof.

1.9	Closing means the whole process of Party B receiving the Relevant Assets.

1.10	Closing Day means the day when the Parties hereto have met the following conditions: (a) Party A has delivered to Party B the Relevant Assets (including but not limited to the fixed assets and intellectual properties); and (b) the Relevant Employees have terminated their employment contracts with Party A and have entered into labor contracts with WFOE.

1.11	Third Party means any individual, legal person, company, enterprise, government agency or other commercial entity other than Party A and Party B.

1.12	PRC law means any laws and regulations, or any rules, orders, notices, measures and any regulatory documents in other forms issued by the Chinese government or its agencies and effective before the Effective Day hereof (including the Effective Day) within China.

1.13	China means the People’s Republic of China, excluding, for the purpose hereof, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.14	Affiliate means, in respect of any company/enterprise, an entity controlling or controlled by such company/enterprise or under common control by a Third Party. “Control” means directly or indirectly having powers to direct or cause others to direct the management or policies of a company/enterprise (whether by holding such company/enterprise’s equity or voting shares or by contracts or otherwise).

2.	Transfer of the Relevant Assets

2.1	Party A agrees to transfer the Relevant Assets to Party B pursuant to the terms and conditions hereof; and Party B agrees to accept the transfer of the Relevant Assets from Party A pursuant to the terms and conditions hereof.

2.2	Party A shall, at Party B’s requests, execute all the necessary documents, statements and orders, take all the necessary actions and complete all the necessary registrations and other procedures in order to facilitate Party B to receive the Relevant Assets and obtain all of Party B’s rights and interests hereunder.

2.3	The Relevant Assets transferred from Party A to Party B as of the Closing Day shall be free of any pledges, mortgages or third party rights, and are not the subject of seizure, sale or other disputes. From the Closing Day and onwards, Party B shall enjoy and bear all the Relevant Assets and other relevant rights, interests, proceeds and obligations in connection with the Relevant Businesses and the Relevant Properties while Party A shall be free of them.

Both Parties agree that all the rights, interests, proceeds and obligations in connection with the Relevant Businesses and the Relevant Properties shall be held or assumed by Party B after the reference date determined by the Appraisal Report or any other date agree upon by both Parties, and shall be transferred to Party B by the Closing Day.

2.4	Party A shall transfer the Relevant Assets to Party B within two months after the Effective Day, unless the Parties agree otherwise:

(1)	Party A shall deliver the Relevant Properties to Party B on the locations of the Relevant Properties, and shall complete all legal procedures including any approvals, permits, registrations and title transfers necessary for delivering the Relevant Properties (including transfer registrations for intangible assets such as patents and software copyrights, provided, however, that the time limit for transfer registrations for patents, software copyrights and other intangible assets may be reasonably extended due to the time required for obtaining approvals or registrations from government agencies. Under such circumstances, the two-month limit hereunder shall not apply, provided, however, that the time limit shall not exceed six months after the Effective Day and that Party A shall use its best efforts to complete such transfer registrations as soon as possible).

(2)	Party A shall make a one-time complete delivery to Party B of all the Commercial Information and Technical Materials held by Party A in connection with the Relevant Businesses and Relevant Properties; and Party A shall allow Party B and WFOE to share such Commercial Information and Technical Materials.

(3)	Except for performing any outstanding business contracts/agreements with Third Parties entered into before May 31, 2004 (the “Outstanding Business Contracts”, as listed in Annex 6 hereto), Party A shall not engage in any Relevant Businesses upon and after the Effective Day without a unanimous consent by Party B’s board of directors. Once any Outstanding Business Contract expires, Party A shall immediately terminate such business operation.

(4)	Party A shall assist Party B to obtain all approvals, permits or authorizations necessary for the operation of the Relevant Businesses.

2.5	If Party A has purchased insurance policies (of any kind) for the Relevant Properties and such policies are in effect by the Closing Day, Party A shall change the insured and beneficiaries under such insurance policies to Party B within five Business Days after the Closing Day.

2.6	Party A shall terminate the employment with the Relevant Employees within 60 Business Days after the Effective Day, and arrange for such employees to enter into new labor contracts with WFOE. Such new contracts shall not be substantially different from prior contracts.

2.7	In the event that any intangible assets among the Relevant Properties (including but not limited to any patents and software copyrights) have not been properly registered under Party A’s name by the Effective Day, Party B may register them directly.

2.8	In the event that Party B fails to acquire certain Relevant Properties or that Party B fails to properly develop any Relevant Businesses after the Closing Day due to any reasons that are not attributable to Party B or that Party A continues to operate the same businesses as any Relevant Businesses (other than performing any Outstanding Business Contracts under 2.4(3) hereof), Party B shall have the right to terminate this Agreement and request Party A to bear the responsibilities for indemnifications unless both Parties agree otherwise and make other arrangements satisfactory to both Parties.

2.9	Party A warrants that the contracts listed in Annex 6 hereto are all the Outstanding Business Contracts as of May 31, 2004.

3.	Transfer Price and Payment Method

3.1	Both Parties agree that the transfer price of the Relevant Assets (the “Transfer Price”) is tentatively determined as RMB 10,624,200 in cash, and the Transfer Price shall be ultimately based on the appraisal result for the Relevant Assets in the Appraisal Report. Both Parties also agree that the discrepancy between the appraisal result and the above-mentioned amount of RMB 10,624,200 should be no more than 10% of the appraisal result. Otherwise the Transfer Price shall be adjusted accordingly to meet the above requirement.

3.2	The Transfer Price shall be final and include all taxes. The prices set forth in the Software Copyrights Transfer Agreement and the Patents and Patent Applications Transfer Agreement entered into by both Parties previously are included in the Transfer Price and shall not be paid separately.

3.3	Both Parties agree that Party B shall pay the Transfer Price to Party A within thirty days after the Effective Day.

4.	Party B’s Information Rights

4.1	Prior to the Closing Day, Party B and its lawyers, accountants, auditors or other representatives are entitled to enter Party A’ s business premises during Party A’s office hours and look into any information related to Party A’s activities in production, operation and sales. Party B is entitled to review and duplicate accounting records, accounting books, title certificates and other any and all necessary documents and materials that Party B deems necessary, and request Party A to provide any and all documents Party B deems necessary to the extent reasonable. Party A shall make its best efforts to satisfy and facilitate such requests and activities of Party B.

4.2	Notwithstanding any other provisions hereof, if Party B, after auditing any Relevant Assets, reasonably believes that there exists certain material discrepancy between the Relevant Businesses or the Relevant Properties and the documentations provided by Party A before the Effective Day, Party B may request Party A to take appropriate remedial measures or adjust the Transfer Price.

5.	Other Agreements

5.1	Party A hereby warrants that upon and after the Effective Day, Party A and its Affiliates (excluding China Digital TV Technology Co., Ltd. and its direct or indirect affiliates) shall not engage in or participate in, within or outside China, any businesses directly or indirectly competing by any means with any of Party B’s businesses related to the transferred Relevant Businesses (excluding performing any Outstanding Business Contracts stipulated in 2.4 (3) hereof).

5.2	Without Party B’s written consent, Party A and its Affiliates shall not disclose any data or information related to this Agreement to any persons or entities, unless required by applicable laws and regulations or requested by government agencies or judicial authorities.

6.	Representations, Warranties and Covenants

6.1	Party A hereby makes its representations, warranties and covenants to Party B as follows:

(1)	Party A is an enterprise duly incorporated and validly existing under the PRC laws, and has all necessary rights, powers and capacities to enter into and perform all obligations and responsibilities hereunder. Once executed, this agreement shall be legally and effectively binding on Party A;

(2)	Party A has obtained all the authorizations, approvals and qualifications necessary for the operation of the Relevant Businesses;

(3)	Party A has duly entered into and performed labor contracts with the Relevant Employees, and there are no existing disputes over such contracts;

(4)	Party A has lawful and full ownership of the Relevant Properties, and is entitled to execute this Agreement, transfer the Relevant Properties and perform all the provisions hereof. Party A has no debt on the Relevant Properties. The Relevant Properties and their related rights and interests are not restricted by any mortgages, pledges or Third Party’s rights and claims. Party B shall legally have all the owner’s rights of the Relevant Properties by the Closing Day, including but not limited to the legal rights to possess, use, transfer or depose the Relevant Properties. The Relevant Properties shall not be confiscated or detained, or subject to encumbrances such as mortgage, pledge, security interest of other forms. The Relevant Properties shall include all the assets, technologies, licenses and intellectual properties necessary for operating the Relevant Properties;

(5)	Party A warrants that Party A’s exercise of any rights of the Relevant Properties has not infringed on any Third Party’s patents, copyrights, trademarks or other intellectual properties, and there has been no claims by any Third Party to such rights. Upon and after the Closing Day, Party B’s exercise of the rights of the Relevant Properties shall not infringe on any Third Party’s patents, copyrights, trademarks and other intellectual properties;

(6)	Party A has not entered into any agreements, arrangements or commitments that can or may cause the Relevant Properties subject to any Third Party’s mortgage, pledge or other rights and/or interests upon or after the Closing Day;

(7)	Party A is not aware of any Third Party exercising or threatening to exercise any rights that have adverse effects on the Relevant Properties, nor is aware of any direct or indirect disputes, lawsuits or arbitrations related to the Relevant Properties. In respect of the Relevant Properties, Party A has not been investigated or claimed against in any administrative proceedings, or by any government agencies or authorities;

(8)	Party A has made all disclosures to Party B on the information necessary for Party B to duly exercise the rights of the Relevant Properties and for Party B to operate the Relevant Businesses after the Closing Day. Party A has not withheld any information of which the disclosure may have impact on the execution of this Agreement;

(9)	All the assets among the Relevant Properties that are required to be insured by the PRC law or the common practice of the industry have been insured as of the Effective Day, and such insurance policies remain effective by the Effective Day. No circumstances have occurred by the Effective Day that may lead any policyholders or beneficiaries to make a claim against such insurance policies or may lead to a necessary notice to any insurer;

(10)	Party A periodically carries out proper maintenance so as to ensure good operating conditions of the Relevant Properties;

(11)	Party A operates the Relevant Properties and the Relevant Businesses only under its own name and does need to pay any license fee or other similar charges. Party A has obtained all the approvals and licenses from the government, other agencies or Third Parties necessary for operating the Relevant Properties and the Relevant Businesses, and such approvals and licenses are in effect by the Effective Day. Party A has not violated such approvals or licenses (including violating any documents or materials required to be presented or be reported when applying for such approvals or licenses). To Party A’s best knowledge after due inquiries, there have been no circumstances that have caused any cancellation, modification or required renewal (if renewable) of such approvals or licenses;

(12)	In respect of the Relevant Businesses and the Relevant Properties, Party A has not produced, sold or provided any products or services that are in violation of any applicable laws or regulations or national or industry standards, or are defective or dangerous, or are in conflict with its representations, warranties or covenants (whether expressed or implied);

(13)	Other than its normal business operations, Party A has not disclosed or agreed to disclose or authorized to disclose any customers list, commercial know-how or other information or data in connection with the Relevant Businesses and the Relevant Properties, unless stated otherwise herein. Any disclosure of any above-mentioned data is completely and properly recorded in written form or other appropriate forms. Any of such record shall not be incorrect, incomplete and inappropriate in any aspect;

(14)	All the records, documentations or other approvals, permits, files or other evidences of rights relating to the Relevant Properties and the Relevant Businesses and all other records and documents required in performing such rights are complete and independently controlled by Party A;

(15)	The coverage of the Relevant Properties, the Outstanding Business Contracts and Relevant Employees set forth in the Annexes hereto are complete; the Relevant Properties and Relevant Employees are the complete assets and employees necessary for Party A operating the Relevant Businesses and for Party B operating the Relevant Businesses after the Closing Day; and such Relevant Properties, Outstanding Business Contracts and Relevant Employees are all relevant to the Relevant Businesses;

(16)	The aforesaid representations, warranties and covenants are correct and are not misleading in any aspect, and will continue to be in effect after the Effective Day. All the representations, warranties and covenants shall be separate and independent, and shall not be affected by any other provisions hereof unless stated otherwise herein. If Party A becomes aware before the Closing Day of anything inconsistent with the aforesaid representations, warranties and covenants or anything causing them to be untrue or misleading, Party A shall promptly make complete and full disclosures to Party B; and

(17)	Party A acknowledges that Party B relies on the above-mentioned representations, warranties and covenants to enter into this Agreement. In the event that Party B finds any of the above-mentioned representations, warranties or covenants inaccurate or misleading, Party B shall have the right to terminate or cancel this Agreement, and Party A shall bear all the liabilities for any losses caused to Party B.

6.2	Party B hereby makes the following representations, warranties and covenants to Party A:

(1)	Party B is an enterprise duly incorporated and validly existing under the PRC law;

(2)	Party B has adequate powers to accept the aforesaid assets transferred under this Agreement, and has obtained all legal authorization needed to execute and implement this Agreement; and

(3)	Party B shall pay the Transfer Price to Party A pursuant to this Agreement.

7.	Expenses

7.1	Both Parties agree to bear their own expenses of negotiating, preparing, executing and implementing this Agreement for the transfer and acceptance of the Relevant Properties.

7.2	Without prejudice to Article 7.1 hereof, all taxes and expenses related to the execution and implementation hereof shall be borne or dealt with in accordance with applicable laws.

8.	Liability for Breach of Contract

8.1	If any Party hereto has any of the following situations, it constitutes a breach of this Agreement:

(1)	Violates any obligation hereunder;

(2)	Violates any undertaking hereunder; or

(3)	Its representations and warranties hereunder are not factually correct or misleading (whether they are made in good faith or bad faith).

8.2	If there are the aforesaid situations, the non-breaching party has the right to request the defaulting party to rectify the breach within thirty Business Days; if the defaulting party fails to rectify the breach within the time limit, the non-breaching party has the right to terminate this Agreement.

8.3	Both Parties warrant to each other, whether the agreement is terminated or not, without prejudice to the rights of compensation for damage enjoyed by one party to this Agreement, the defaulting party shall, upon the request of the observant party, compensate the non-breaching party the following:

(1)	A certain amount, to make good the non-breaching party’s losses as if the defaulting party did not breach this Agreement;

(2)	For the non-breaching party’s direct or indirect losses resulting from the breach of the defaulting party (including but not limited to reasonable litigation fees, arbitration fees and attorney’s fees paid by the non-breaching party thus).

8.4	Any Party who fails to exercise or delays in exercising its rights hereunder shall not be deemed to waive such rights, and the exercise of such rights in part shall not preclude its exercise in full in the future.

9.	Force Majeure

9.1	“Force Majeure” means those events that cannot be reasonably controlled, forecasted or even if they were forecasted but cannot be avoided, and these events prevent, affect or delay any Party’s fulfillment of all or part of obligations hereunder. These events include but not limited to earthquake, typhoon, flood, fire or other natural disasters, war, riots, strikes or other similar events.

9.2	In the event of Force Majeure, the affected Party shall notify the other Party of such event promptly and provide evidencing documents to explain the details of this event and reasons why the obligations cannot be fulfilled in part or in full or delays to fulfill this Agreement within five Business Days, and then both Parties shall negotiate whether to postpone the implementation of this Agreement or terminate it.

10.	Governing Law

10.1	The conclusion, effectiveness and interpretation of this Agreement and the resolution of disputes are governed by the PRC law.

11.	Resolution of Disputes

11.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period is agreed upon by both Parties in writing, it shall be settled according to Article 11.2 and Article 11.3 hereof.

11.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

11.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing Party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

12.	Miscellaneous

12.1	This Agreement shall enter into force upon legal and official execution by both Parties.

12.2	Any amendments hereto shall be in writing and executed by both Parties. Any amendment or supplement hereto shall be an integral part hereof.

12.3	Any Party shall not transfer or purport to transfer all or part of its rights or obligations hereunder, without the other Party’s written consent.

12.4	If any provision hereof is deemed to be invalid by a court or arbitration tribunal, the effectiveness of the remaining provisions shall not be affected.

12.5	Any notices under this Agreement shall be made in writing and be delivered by registered mail, courier, DHL or similar express delivery company, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when it arrives at recipients’ registered addresses. If delivered by registered mail, the receipt date on the return receipt is the date of arrival; if delivered by DHL or similar express company, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

12.6	This Agreement has two original copies with equal legal effect, and each Party holds one. All the annexes hereto are integral parts of this Agreement with equal legal effect.

In witness whereof, the Parties hereto have caused their authorized representatives to execute this Agreement on the date and place indicated in the Preamble hereof.

Party A: Novel-Tongfang Information Engineering Co., Ltd.

Legal/Authorized Representative:	/s/ Jianhua Zhu

(Seal)

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal/Authorized Representative:	/s/ Dong Li

(Seal)

Annex 1: Unaudited Balance Sheet as of Dec. 31, 2003 of Party A’s Digital TV Department, Information Management Department and Interactive Business Department (Omitted)

Annex 2: Appraisal Report (Omitted)

Annex 3: List of Fixed Assets (Omitted)

Annex 4: List of Intangible Assets (Omitted)

Annex 5: Name List of Relevant Employees as of May 31, 2004 (Omitted)

Annex 6: List of Outstanding Business Contracts (Omitted)

Annex 7: List of Fixed Assets as of May 31, 2004 (Omitted)

Annex 8: List of Intangible Assets as of May 31, 2004 (Omitted)